Exhibit 99.1

U.S. GEOTHERMAL RECEIVES KEY RESERVOIR CERTIFICATE FOR
NEAL HOT SPRINGS OREGON PROJECT

Plant Construction and Related Site Work Underway;
Hundreds of Jobs Created

BOISE, Idaho (April 11, 2011) -- U.S. Geothermal Inc. (NYSE Amex: HTM; TSX: GTH), a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, today announced the receipt of a key reservoir certificate by the U.S. Department of Energy’s (DOE) independent reservoir engineer. The certificate is a technical condition required under the DOE’s $96.7 million loan guarantee to construct the planned net 23 megawatt (MW) power plant at Neal Hot Springs in Eastern Oregon.

USG Oregon LLC, a subsidiary of U.S. Geothermal Inc., has now provided TAS Energy, Inc., Idaho Power Company and Industrial Builders Inc., with notices to proceed with the manufacture of the power plant, construction of a 10-mile transmission line and the site construction and development services, respectively. USG Oregon LLC also has initiated the final stage of drilling activities to drill the remaining required injection wells for the project.

“We are moving quickly to bring the Neal Hot Springs project online,” said Daniel Kunz, President and Chief Executive Officer of U.S. Geothermal. “The Department of Energy’s renewable-energy loan programs are helping to grow America’s green economy by adding new jobs and putting renewable energy on a more level playing field with fossil fuel energy sources.”

Idaho’s largest utility, Idaho Power Company, has signed a 25-year power purchase agreement with USG Oregon LLC for up to 25 MW of electrical power per year. Beginning in 2012, the base energy price is $96 per MW hour and escalates annually. The calculated 25-year levelized price is $117.65 per MW hour.

The Neal Hot Springs project is the first geothermal project to complete the closing of a loan guarantee under DOE’s Title XVII Section 1703 loan guarantee program, which was created by the Energy Policy Act of 2005 to support the deployment of innovative clean energy technologies. Based on the DOE loan guarantee, the U.S. Treasury’s Federal Financing Bank is providing a $96.7 million low-cost, long-term loan to the Neal Hot Springs project. Enbridge (US) Inc. is acquiring a 20% direct ownership interest in the $129 million Neal Hot Springs project by funding the remaining equity share of the construction costs, with the balance of the construction costs being funded by the project loan.

The Neal Hot Springs project is expected to create or retain more than 50 permanent jobs in the Pacific Northwest. Approximately 400 jobs through the equipment supply chain, plant manufacturing and site construction activities will be created or retained during the project’s 18-month construction phase.

Please visit our Web site at: http://www.usgeothermal.com

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

Scott Peyron
Scott Peyron & Associates, Inc.
Tel: 208-388-3800
Fax: 208-388-8898
speyron@peyron.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of San Emidio, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the resource drilling at Neal Hot Springs. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.